Exhibit 10.26

NOTE (“the Note”)

Power3 Medical Products, Inc., a New York corporation (the “Company”) for value received hereby promises to pay Michael J. Rosinski (“Payee”) on or before April 30, 2005, (“Maturity Date”); the principal amount of thirty five thousand dollars ($35,000.00) (“Principal”). Payment of the Principal amount shall be paid by the Company from first available funds from any financing the Company may undertake or any other source of funds which may become available to the Company.

Should the Principal not be repaid as of April 30, 2005 interest of 6 % per year on any unpaid Principal amount will be earned by the Payee until such time as all of the Principal amount is repaid. This Note may be repaid at any time prior to April 30, 2004 without interest or penalty.

Notices, payments, requests, and other communications to the respective parties hereunder shall be in writing, and shall be deemed received when delivered personally, by facsimile, or first class certified mail, return receipt requested and postage prepaid, as follows:

If to the lender:

Michael J. Rosinski

3 West Windward Cove

The Woodlands, Texas 77381

If to the Company:

Power3 Medical Products, Inc.

3400 Research Forest Parkway

Woodlands, Texas 77381

This Note is governed by and is to be construed in accordance with the law of the State of Texas.

Payee	Power3 Medical Products, Inc.

/s/: Michael J. Roskinski	/s/: Steven B. Rash
Michael J. Rosinski	By: Steven B. Rash
Its: Chairman and CEO